Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED LIABILITY COMPANY

TO A CORPORATION

OF

GRAIL, LLC

Pursuant to Section 265 of the General Corporation Law of the State of

Delaware and Section 18-216 of the Delaware Limited Liability

Company Act

1.	The jurisdiction where the limited liability company was first formed is Delaware and the date the limited liability company first formed is September 11, 2020.

2.	The jurisdiction immediately prior to filing this Certificate is Delaware.

3.	The name of the limited liability company immediately prior to filing this Certificate is GRAIL, LLC.

4.	The name of the corporation into which GRAIL, LLC shall be converted, as set forth in its Certificate of Incorporation, is GRAIL, Inc.

5.	The conversion has been approved in accordance with Section 265 of the General Corporation Law of the State of Delaware and Section 18-216 of the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting limited liability company has executed this Certificate on the 21st day of June , A.D. 2024.

By: Illumina, Inc., its sole member

By:	/s/ Charles Dadswell
Name:	Charles Dadswell
Title:	General Counsel and Secretary